Exhibit h32i

June 1, 2025

Domini Investment Trust

c/o Domini Impact Investments LLC

180 Maiden Lane, Suite 1302

New York, NY 10038

Re:	Termination of Shareholder Services Agreement between the Domini Investment Trust and Domini Impact Investments LLC dated as of June 2, 2008, as amended

Dear Domini Funds:

Domini Impact Investments LLC (“Domini”) currently provides certain services to the Domini Investment Trust (the “Trust”) pursuant to a Shareholder Service Agreement dated as of June 2, 2008, as amended (referred to as the “Agreement”). Please be advised that the Board of Trustees of the Trust (the “Board”) was recently informed of the planned termination of the Agreement as of June 1, 2025, in connection with the Board’s review and approval of a new Master Services Agreement with Ultimus Fund Solutions, LLC, with respect to transfer agency services to be provided to the Trust.

Domini hereby provides the Trust with confirmation of termination of the Agreement as of the close of business on May 31, 2025.

If you have any questions, please do not hesitate to contact Megan Dunphy, Domini’s General Counsel at mdunphy@domini.com or 212-217-1114, or me at claible@domini.com or 212-217-1058.

Sincerely,

/s/Carole M. Laible

Carole M. Laible

Chief Executive Officer

Domini Impact Investments LLC